1 Winter, Robert E. From: Metzger, Laura <lmetzger@orrick.com> Sent: Wednesday, May 27, 2015 12:03 PM To: Subject: GTAT- Intercompany Counterproposal Subject to FRE 408 In follow up to yesterday’s meeting, below please find Citi’s response to the DIP Lender’s counterproposal. Please note that this proposal remains subject to tax review. Please forward to clients as appropriate. Initial Payment  $10 million upfront payment Priority Note  $22.5 million principal amount of note  PIK at 12.5%  2 year maturity  No amortization  Not subject to set off or prepayment  Secured by all assets of GT Hong Kong (including GT HK’s share of the furnace proceeds distributions, but no adequate protection, no segregated account; no restrictions on GT HK’s use of cash)  No cross default or acceleration to DIP Contingent Note  $124.8 million principal (subject to increase of accrued CSA costs going forward)  First $40 million recourse general unsecured claim (which will be reduced dollar for dollar by any payments under the contingent note); remainder is non-recourse and only right to payment is from ASF sale proceeds allocated to GT US under the contingent note  PIK at 12.5%  Secured by proceeds of ASF sales (including GT HK’s share of the distribution, but no adequate protection, no segregated account; no restrictions on GT HK’s use of cash)  No cross default or acceleration to DIP  Citi will agree that it will not take the position that the priority and contingent notes should not be valued for plan distribution purposes

2   In addition, in the event of a chapter 7 of GT US, the chapter 7 trustee can elect to cancel the priority note and the contingent note in exchange for a one-time payment that is equal to the lesser of: (1) GT HK cash and cash equivalents on hand at the time of such election and (2) the amount that remains unpaid under the DIP after the DIP lenders have realized on all of their collateral other than the notes and any assets securing the notes. Orrick and Citi can be available to discuss this proposal as necessary. NOTICE TO RECIPIENT | This e-mail is meant for only the intended recipient of the transmission, and may be a communication privileged by law. If you received this e-mail in error, any review, use, dissemination, distribution, or copying of this e-mail is strictly prohibited. Please notify us immediately of the error by return e-mail and please delete this message from your system. Thank you in advance for your cooperation. For more information about Orrick, please visit http://www.orrick.com